EXHIBIT 99.1

Steel Partners Holdings Reports Second Quarter Financial Results and
Declares Quarterly Distribution on its Series A Preferred Units

Second Quarter 2023 Results

•Revenue was $500.9 million, an increase of 13.5% as compared to the same period in the prior year
•Net income was $58.6 million, a decrease of 36.4% as compared to the same period in the prior year
•Net income attributable to common unitholders was $59.2 million, or $2.44 per diluted common unit
•Adjusted EBITDA* increased to $73.6 million from $59.0 million for the same period in the prior year; Adjusted EBITDA margin* was 14.7%
•Net cash used in operating activities was $6.3 million
•Adjusted free cash flow* totaled $29.5 million
•Total debt at quarter-end was $185.1 million; net debt,* which includes, among other items, pension and preferred unit liabilities, and long-term investments was $78.6 million

First Half 2023 Results

•Revenue was $946.3 million, an increase of 11.7% as compared to the same period in the prior year
•Net income was $83.4 million, a decrease of 13.7% as compared to the same period in the prior year
•Net income attributable to common unitholders was $84.0 million, or $3.53 per diluted common unit
•Adjusted EBITDA* increased to $136.7 million from $123.6 million for the same period in the prior year; Adjusted EBITDA margin* was 14.4%
•Net cash used in operating activities was $54.5 million
•Adjusted free cash flow* was $62.9 million

NEW YORK, N.Y., August 9, 2023 - Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced operating results for the second quarter ended June 30, 2023. The financial results of Steel Connect, Inc. ("Steel Connect" or "STCN") have been included in the Company's consolidated financial statements since the exchange transaction on May 1, 2023.

Q2 2023	Q2 2022	($ in thousands)	YTD 2023	YTD 2022
$500,925	$441,408	Revenue	$946,296	$847,153
58,615	92,113	Net income	83,418	96,654
59,150	92,078	Net income attributable to common unitholders	83,996	96,643
73,606	59,048	Adjusted EBITDA*	136,737	123,618
14.7%	13.4%	Adjusted EBITDA margin*	14.4%	14.6%
12,843	10,724	Purchases of property, plant and equipment	23,551	18,470
29,495	34,378	Adjusted free cash flow*	62,857	68,001
*See reconciliations to the nearest GAAP measure included in the financial tables. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of these non-GAAP measures.

"Our Financial Services and Energy segments have continued to deliver favorable results." said Executive Chairman Warren Lichtenstein. "With the current economic headwinds, we are focused on reducing costs, paying down debt, and strategically investing our capital to ensure we deliver quality products and services to our customers and long-term value to our stakeholders."

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2023 and 2022 (unaudited)

(Dollar amounts in table and commentary in thousands, unless otherwise indicated)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$500,925	$441,408	$946,296	$847,153
Cost of goods sold	289,399	288,813	550,692	556,983
Selling, general and administrative expenses	136,364	100,841	251,318	186,965
Asset impairment charges	329	32	329	435
Interest expense	5,833	4,818	11,819	9,342
Realized and unrealized losses (gains) on securities, net	3,121	(1,515)	2,514	26,211
Gain from sale of business	—	(85,185)	—	(85,185)
All other expense, net*	17,757	4,315	38,128	6,320
Total costs and expenses	452,803	312,119	854,800	701,071
Income from operations before income taxes and equity method investments	48,122	129,289	91,496	146,082
Income tax (benefit) provision	(15,330)	39,436	(726)	47,045
Loss (income) of associated companies, net of taxes	4,837	(2,260)	8,804	2,383
Net income	$58,615	$92,113	$83,418	$96,654
* includes finance interest, provision for loan losses, and other expense from the consolidated statements of operations

Revenue

Revenue for the three months ended June 30, 2023 increased $59,517, or 13.5%, as compared to the same period last year, as a result of higher revenue from both Financial Services and Energy segments, as well as favorable impact from the newly acquired Supply Chain segment, partially offset by lower sales from the Diversified Industrial segment.

Revenue for the six months ended June 30, 2023 increased $99,143, or 11.7%, as compared to the same period last year, as a result of higher revenue from both Financial Services and Energy segments, as well as favorable impact of the newly acquired Supply Chain segment, partially offset by lower sales from the Diversified Industrial segment including the impact from the divestiture of the SLPE business in April 2022.

Cost of Goods Sold

Cost of goods sold for the three months ended June 30, 2023 increased $586, or 0.2%, as compared to the same period last year, resulting from newly acquired Supply Chain segment and higher revenue volume from the Energy segment, largely offset by lower sales from the Diversified Industrial segment, primarily from its Building Materials business unit.

Cost of goods sold for the six months ended June 30, 2023 decreased $6,291 , or 1.1%, as compared to the same period last year, primarily driven by lower sales discussed above from the Diversified Industrial segment, partially offset by the impact of newly acquired Supply Chain segment and higher revenue from the Energy segment.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") for the three months ended June 30, 2023 increased $35,523, or 35.2%, as compared to the same period last year. The increase was primarily due to higher expenses from the Financial Services segment of $29,700 and impact of newly acquired Supply Chain segment of $8,900. The increase for the Financial Services segment was primarily due to higher credit performance fees due to higher credit risk transfer ("CRT") balances and higher personnel expenses related to incremental headcount.

SG&A for the six months ended June 30, 2023 increased $64,353, or 34.4%, as compared to the same period last year. The increase was primarily driven by higher SG&A expenses from the Financial Services segment of $51,000 and newly acquired Supply Chain segment of $8,900 as mentioned above. SG&A expenses for the Diversified Industrial segment also increased by approximately $11,700, primarily due to higher personnel costs for the six months ended June 30, 2023, despite the impact of the divestiture of SLPE business of $5,000.

Asset Impairment Charges

An impairment charge of $329 was recognized for the three and six months ended June 30, 2023, primarily related to a piece of unused equipment in the Building Materials business unit from the Diversified Industrial segment. An impairment charge of $435 was recognized during the six months ended June 30, 2022, primarily related to an idle piece of equipment in the Joining Materials business unit from the Diversified Industrial segment.

Interest Expense

Interest expense increased $1,015, or 21.1% and $2,477 or 26.5% for the three and six months ended June 30, 2023, respectively, as compared to the same periods last year. The increases were primarily due to higher average interest rates, partially offset by lower average debt level, as compared to the same periods of 2022.

Realized and Unrealized Losses (Gains) on Securities, Net

The Company recognized losses of $3,121 for the three months ended June 30, 2023, as compared to gains of $1,515 in the same period of 2022. The Company recorded losses of $2,514 for the six months ended June 30, 2023, as compared to losses of $26,211 in the same period of 2022. These gains and losses were due to unrealized gains and losses related to the mark-to-market adjustments on the Company's portfolio of securities.

All Other Expense, Net

All other expense, net was $17,757 for the three months ended June 30, 2023, as compared to $4,315 in the same period of 2022. Higher all other expense, net for the three months ended June 30, 2023 was primarily due to higher finance interest expense related to the Financial Service segment, as compared to the same period of 2022.

All other expense, net was $38,128 for the six months ended June 30, 2023, as compared to $6,320 in the same period of 2022. Higher all other expense, net for the six months ended June 30, 2023 was primarily due to higher finance interest expense and provisions for credit losses related to the Financial Services segment, as compared to the same period of 2022.

Income Tax (Benefit) Provision

The Company recorded income tax benefit of $15,330 for the three months ended June 30, 2023 and income tax provision of $39,436 for the same period in 2022. The Company recorded income tax benefit of $726 for the six months ended June 30, 2023 and income tax provision of $47,045 for the same period in 2022. The Company's effective tax rate was (0.8)% and 32.2% for the six months ended June 30, 2023 and 2022, respectively. The lower effective tax rate for the six months ended June 30, 2023 is primarily due to the change in U.S. income tax expense related to unrealized gains and losses on investments and the deferred tax movements resulting from the acquisition of Steel Connect. As a limited partnership, the Company is generally not responsible for federal and state income taxes, and its profits and losses are passed directly to its limited partners for inclusion in their respective income tax returns. Provisions have been made for federal, state, local or foreign income taxes on the results of operations generated by our consolidated subsidiaries that are taxable entities. Significant differences between the statutory rate and the effective tax rate include partnership losses for which no tax benefit is recognized, tax expense related to unrealized gains and losses on investment, state taxes, changes in deferred tax valuation allowances, deferred tax movements resulting from the acquisition of Steel Connect in an exchange transaction and other permanent differences.

Loss (Income) of Associated Companies, Net of Taxes

The Company recorded losses from associated companies, net of taxes, of $4,837 and $8,804 for the three and six months ended June 30, 2023, respectively, as compared to income from associated companies, net of taxes, of $2,260 and loss from associated companies, net of taxes, of $2,383 for the three and six months ended June 30, 2022, respectively. The fluctuations for these periods were primarily due to the changes in fair value of the Company's investment in Steel Connect.

Purchases of Property, Plant and Equipment (Capital Expenditures)

Capital expenditures for the three and six months ended June 30, 2023 totaled $12,843, or 2.6% of revenue and $23,551, or 2.5% of revenue, respectively as compared to $10,724, or 2.4% of revenue and $18,470, or 2.2% of revenue, respectively, in the same periods of 2022.

Common Units Repurchase Program

During the three months ended June 30, 2023, the Company repurchased 267,994 common units for $11,588. From the inception of the Repurchase Program the Company has purchased 7,689,490 common units for an aggregate price of approximately $159,194. As of June 30, 2023, there were approximately 1,080,750 common units that may yet be purchased under the Repurchase Program.

Additional Non-GAAP Financial Measures

Adjusted EBITDA was $73,606 for the three months ended June 30, 2023, as compared to $59,048 for the same period of 2022 and $136,737 for the six months ended June 30, 2023, as compared to $123,618 for the same period of 2022. Adjusted EBITDA increased by $14,558 and $13,119 for the three and six months ended June 30, 2023, respectively. The increase for the three month period was primarily due to 1) higher revenue at the Financial Services segment that was partially offset by higher finance interest and higher personnel costs; and 2) strong revenue at the Energy segment primarily resulting from higher volume and favorable pricing, favorable impact from the newly acquired Supply Chain segment, partially offset by decreases in the Diversified Industrial segment primarily driven by lower sales. The increase for the six month period was primarily due to 1) higher revenue at the Financial Services segment that was partially offset by higher finance interest and credit loss provisions, as well as higher personnel costs; and 2) strong revenue at the Energy segment primarily resulting from higher volume and favorable pricing, favorable impact from the newly acquired Supply Chain segment, partially offset by decreases in the Diversified Industrial segment primarily driven by lower sales. For the three and six months ended June 30, 2023, adjusted free cash flow were $29,495 and $62,857, as compared to $34,378 and $68,001, respectively for the same periods in 2022.

Liquidity and Capital Resources

As of June 30, 2023, the Company had approximately $405,700 in availability under its senior credit agreement, as well as $110,289 in cash and cash equivalents, excluding WebBank cash, and approximately $239,842 in long-term investments.

As of June 30, 2023, total debt was $185,138, an increase of approximately $4,814, as compared to December 31, 2022. As of June 30, 2023, net debt totaled $78,636, an increase of approximately $31,005 primarily driven by the change of long term investments for the 2023 period. Total leverage (as defined in the Company's senior credit agreement) was approximately 1.4x as of both June 30, 2023 and December 31, 2022.

Quarterly Cash Distribution on Series A Preferred Units

On August 9, 2023, the Company's board of directors declared a regular quarterly cash distribution of $0.375 per unit, payable September 15, 2023, to unitholders of record as of September 1, 2023, on its 6% Series A Preferred Units, no par value ("Series A Preferred").

Any future determination to declare distributions on its units of Series A Preferred, and any determination to pay such distributions in cash or in kind, or a combination thereof, will remain at the discretion of Steel Partners' board of directors and will be dependent upon a number of factors, including the Company's results of operations, cash flows, financial position, and capital requirements, among others.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in various companies, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports. At Steel Partners, our culture and core values of Teamwork, Respect, Integrity, and Commitment guide our Kids First purpose, which is to forge a path of success for the next generation by instilling values, building character, and teaching life lessons through sports.

(Financial Tables Follow)

Consolidated Balance Sheets (unaudited)

(in thousands, except common units)	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$353,157	$234,448
Trade and other receivables - net of allowance for doubtful accounts of $2,425 and $2,414, respectively	254,986	183,861
Loans receivable, including loans held for sale of $743,594 and $602,675, respectively, net	1,428,283	1,131,745
Inventories, net	224,102	214,084
Prepaid expenses and other current assets	44,396	41,090
Total current assets	2,304,924	1,805,228
Long-term loans receivable, net	462,729	423,248
Goodwill	148,027	125,813
Other intangible assets, net	123,347	94,783
Other non-current assets	165,980	195,859
Property, plant and equipment, net	246,503	238,510
Operating lease right-of-use assets	75,531	42,711
Long-term investments	239,842	309,697
Total Assets	$3,766,883	$3,235,849
LIABILITIES AND CAPITAL
Current liabilities:
Accounts payable	$135,932	$109,572
Accrued liabilities	136,082	112,744
Deposits	1,613,022	1,360,477
Short-term debt	283	685
Current portion of long-term debt	67	67
Other current liabilities	90,012	65,598
Total current liabilities	1,975,398	1,649,143
Long-term deposits	304,809	208,004
Long-term debt	184,788	179,572
Other borrowings	25,715	41,682
Preferred unit liability	153,576	152,247
Accrued pension liabilities	90,053	84,948
Deferred tax liabilities	15,956	41,055
Long-term operating lease liabilities	61,736	35,512
Other non-current liabilities	38,970	42,226
Total Liabilities	2,851,001	2,434,389
Commitments and Contingencies
Capital:
Partners' capital common units: 21,413,749 and 21,605,093 issued and outstanding (after deducting 18,248,177 and 17,904,679 units held in treasury, at cost of $324,093 and $309,257), respectively	1,017,276	952,094
Accumulated other comprehensive loss	(150,956)	(151,874)
Total Partners' Capital	866,320	800,220
Noncontrolling interests in consolidated entities	49,562	1,240
Total Capital	915,882	801,460
Total Liabilities and Capital	$3,766,883	$3,235,849

Consolidated Statements of Operations (unaudited)

(in thousands, except common units and per common unit data)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Diversified Industrial net sales	$315,046	$346,664	$619,472	$673,913
Energy net revenue	50,314	47,024	98,478	85,341
Financial Services revenue	105,384	47,720	198,165	87,899
Supply Chain revenue	30,181	—	30,181	—
Total revenue	500,925	441,408	946,296	847,153
Costs and expenses:
Cost of goods sold	289,399	288,813	550,692	556,983
Selling, general and administrative expenses	136,364	100,841	251,318	186,965
Asset impairment charges	329	32	329	435
Finance interest expense	18,382	1,672	32,123	2,836
Provision for credit losses	3,204	3,883	11,010	5,165
Gain from sale of business	—	(85,185)	—	(85,185)
Interest expense	5,833	4,818	11,819	9,342
Realized and unrealized losses (gains) on securities, net	3,121	(1,515)	2,514	26,211
Other income, net	(3,829)	(1,240)	(5,005)	(1,681)
Total costs and expenses	452,803	312,119	854,800	701,071
Income from operations before income taxes and equity method investments	48,122	129,289	91,496	146,082
Income tax (benefit) provision	(15,330)	39,436	(726)	47,045
Loss (income) of associated companies, net of taxes	4,837	(2,260)	8,804	2,383
Net income	58,615	92,113	83,418	96,654
Net loss (income) attributable to noncontrolling interests in consolidated entities	535	(35)	578	(11)
Net income attributable to common unitholders	$59,150	$92,078	$83,996	$96,643
Net income per common unit - basic
Net income attributable to common unitholders	$2.75	$4.03	$3.89	$4.29
Net income per common unit - diluted
Net income attributable to common unitholders	$2.44	$3.52	$3.53	$3.82
Weighted-average number of common units outstanding - basic	21,506,699	22,846,677	21,595,730	22,529,635
Weighted-average number of common units outstanding - diluted	25,462,813	27,061,579	25,501,513	26,931,547

Supplemental Balance Sheet Data (June 30, 2023 unaudited)

(in thousands, except common and preferred units)	June 30,	December 31,
	2023	2022
Cash and cash equivalents	$353,157	$234,448
WebBank cash and cash equivalents	242,868	174,257
Cash and cash equivalents, excluding WebBank	$110,289	$60,191
Common units outstanding	21,413,749	21,605,093
Preferred units outstanding	6,422,128	6,422,128

Supplemental Non-GAAP Disclosures (unaudited)

Adjusted EBITDA Reconciliation:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$58,615	$92,113	$83,418	$96,654
Income tax (benefit) provision	(15,330)	39,436	(726)	47,045
Income before income taxes	43,285	131,549	82,692	143,699
Add (Deduct):
Loss (income) of associated companies, net of taxes	4,837	(2,260)	8,804	2,383
Realized and unrealized losses (gains) on securities, net	3,121	(1,515)	2,514	26,211
Interest expense	5,833	4,818	11,819	9,342
Depreciation	9,612	9,619	18,967	19,518
Amortization	4,185	3,729	7,773	7,993
Asset impairment charge	329	32	329	435
Non-cash pension expense (income)	2,989	(1,705)	5,969	(3,606)
Non-cash equity-based compensation	419	354	408	473
Gain from sale of business	—	(85,185)	—	(85,185)
Other items, net	(1,004)	(388)	(2,538)	2,355
Adjusted EBITDA	$73,606	$59,048	$136,737	$123,618

Total revenue	$500,925	$441,408	$946,296	$847,153
Adjusted EBITDA margin	14.7%	13.4%	14.4%	14.6%

Net Debt Reconciliation:

(in thousands)	June 30,	December 31,
	2023	2022
Total debt	$185,138	$180,324
Accrued pension liabilities	90,053	84,948
Preferred unit liability	153,576	152,247
Cash and cash equivalents, excluding WebBank	(110,289)	(60,191)
Long-term investments	(239,842)	(309,697)
Net debt	$78,636	$47,631

Adjusted Free Cash Flow Reconciliation:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net cash used in operating activities	$(6,263)	$(87,551)	$(54,511)	$(100,861)
Purchases of property, plant and equipment	(12,843)	(10,724)	(23,551)	(18,470)
Net increase in loans held for sale	48,601	132,653	140,919	187,332
Adjusted free cash flow	$29,495	$34,378	$62,857	$68,001

Segment Results (unaudited)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Diversified Industrial	$315,046	$346,664	$619,472	$673,913
Energy	50,314	47,024	98,478	85,341
Financial Services	105,384	47,720	198,165	87,899
Supply Chain	$30,181	$—	$30,181	$—
Total revenue	$500,925	$441,408	$946,296	$847,153

Income (loss) before interest expense and income taxes:
Diversified Industrial	$25,121	$121,952	$46,259	$156,034
Energy	4,031	3,677	9,271	7,629
Financial Services	24,982	13,709	50,834	27,636
Supply Chain	1,835	—	1,835	—
Corporate and other	(6,851)	(2,971)	(13,688)	(38,258)
Income before interest expense and income taxes:	49,118	136,367	94,511	153,041
Interest expense	5,833	4,818	11,819	9,342
Income tax (benefit) provision	(15,330)	39,436	(726)	47,045
Net income	$58,615	$92,113	$83,418	$96,654

Loss (income) of associated companies, net of taxes:
Corporate and other	$4,837	$(2,260)	$8,804	$2,383
Total	$4,837	$(2,260)	$8,804	$2,383

Segment depreciation and amortization:
Diversified Industrial	$10,061	$10,392	$20,076	$21,753
Energy	2,452	2,643	4,992	5,164
Financial Services	209	133	425	261
Supply Chain	910	—	910	—
Corporate and other	165	180	337	333
Total depreciation and amortization	$13,797	$13,348	$26,740	$27,511

Segment Adjusted EBITDA:
Diversified Industrial	$34,866	$44,413	$66,789	$91,977
Energy	7,225	7,046	14,546	12,665
Financial Services	25,773	13,471	51,985	27,199
Supply Chain	2,871	—	2,871	—
Corporate and other	2,871	(5,882)	546	(8,223)
Total Adjusted EBITDA	$73,606	$59,048	$136,737	$123,618

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the SEC, including "Adjusted EBITDA," "Net Debt" and "Adjusted Free Cash Flow." The Company is presenting these non-GAAP financial measurements because it believes that these measures provide useful information to investors about the Company's business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of income or loss from investments in associated companies and other investments held at fair value, interest expense, taxes, depreciation and amortization, non-cash pension expense or income, and realized and unrealized gains or losses on securities, and excludes certain non-recurring and non-cash items. The Company defines Net Debt as the sum of total debt, accrued pension liabilities and preferred unit liability, less the sum of cash and cash equivalents (excluding those used in WebBank's banking operations), and long-term investments. The Company defines Adjusted Free Cash Flow as net cash provided by or used in operating activities of continuing operations less the sum of purchases of property, plant and equipment, and net increases or decreases in loans held for sale. The Company believes these measures are useful to investors because they are measures used by the Company's Board of Directors and management to evaluate its ongoing business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as internal profitability measures, as components in assessing liquidity and evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as elements in determining executive compensation.

However, the measures are not measures of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from these measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measurements should not be considered substitutes for net income or loss, total debt, or cash flows from operating, investing or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses on investments, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;
•Adjusted EBITDA does not reflect income or loss from the Company's investments in associated companies and other investments held at fair value;
•Adjusted EBITDA does not reflect the Company's interest expense;
•Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;
•Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on its investments;
•Adjusted EBITDA does not include non-cash charges for pension expense and equity-based compensation;
•Adjusted EBITDA does not include amounts related to noncontrolling interests in consolidated entities;
•Adjusted EBITDA does not include certain other non-recurring and non-cash items; and
•Adjusted EBITDA does not include the Company's discontinued operations.

In addition, Net Debt assumes the Company's cash and cash equivalents (excluding those used in WebBank's banking operations), marketable securities and long-term investments are immediately convertible in cash and can be used to reduce outstanding debt without restriction at their recorded fair value, while Adjusted Free Cash Flow excludes net increases or decreases in loans held for sale, which can vary significantly from period-to-period since these loans are typically sold after origination and thus represent a significant component in WebBank's operating cash flow requirements.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and using these measures only as supplemental information. The Company believes that consideration of Adjusted EBITDA, Net Debt and Adjusted Free Cash Flow, together with a careful review of its U.S. GAAP financial measures, is a well-informed method of analyzing SPLP. Because Adjusted EBITDA, Net Debt and Adjusted Free Cash Flow are not measurements determined in accordance with U.S. GAAP and are susceptible to varying calculations, Adjusted EBITDA, Net Debt and Adjusted Free Cash Flow, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions. These forward-

looking statements are only predictions based upon the Company's current expectations and projections about future events, and are based on information currently available to the Company and are subject to risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2023 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation: disruptions to the Company’s business as a result of economic downturns; the significant volatility of crude oil and commodity prices; the effects of rising interest rates; the Company’s subsidiaries’ sponsor defined pension plans, which could subject the Company to future cash flow requirements; the ability to comply with legal and regulatory requirements, including environmental, health and safety laws and regulations, banking regulations and other extensive requirements to which the Company and its businesses are subject; risks associated with the Company’s wholly-owned subsidiary, WebBank, as a result of its Federal Deposit Insurance Corporation ("FDIC") status, highly-regulated lending programs, and capital requirements; the ability to meet obligations under the Company's senior credit facility through future cash flows or financings; the risk of recent events affecting the financial services industry, including the closures or other failures of several large banks; the risk of management diversion, increased costs and expenses, and impact on profitability in connection with the Company's business strategy to make acquisitions; the impact of losses in the Company's investment portfolio; the Company’s ability to protect its intellectual property rights and obtain or retain licenses to use others' intellectual property on which the Company relies; the Company’s exposure to risks inherent to conducting business outside of the U.S.; the impact of any changes in U.S. trade policies; the adverse impact of litigation or compliance failures on the Company's profitability; a significant disruption in, or breach in security of, the Company’s technology systems or protection of personal data; the loss of any significant customer contracts; the Company’s ability to maintain effective internal control over financial reporting; adverse impacts of the ongoing COVID-19 pandemic on business, results of operations, financial condition, and cash flows; the rights of unitholders with respect to voting and maintaining actions against the Company or its affiliates; potential conflicts of interest arising from certain interlocking relationships amount us and affiliates of the Company’s Executive Chairman; the Company’s dependence on the Manager and impact of the management fee on the Company’s total partners’ capital; the impact to the development of an active market for the Company’s units due to transfer restrictions and other factors; the Company’s tax treatment and its subsidiaries’ ability to fully utilize their tax benefits; the loss of essential employees; and other risks detailed from time to time in filings we make with the SEC. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2022 and subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K, for information regarding risk factors that could affect the Company's results. Any forward-looking statement made in this press release speaks only as of the date hereof, and investors should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Investor Relations Contact

Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com